PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 13, 2001
VOTING
PRINCIPAL HOLDERS OF VOTING SECURITIES
ELECTION OF DIRECTORS
BOARD COMMITTEES AND MEETINGS
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION/STOCK OPTION COMMITTEE
EXECUTIVE COMPENSATION
PROPOSAL TO APPOINT AUDITORS
GENERAL
APPENDIX A

SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )
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DMI FURNITURE, INC.

(Name of Registrant as Specified In Its Charter)

DMI FURNITURE, INC.

(Name of Person(s) Filing Proxy Statement)

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DMI FURNITURE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 13, 2001

     The annual meeting of stockholders of DMI Furniture, Inc. (the “Corporation”), will be held at the Brown Hotel, Fourth and Broadway, Louisville, Kentucky on Thursday, December 13, 2001, at 10:00 a.m., local time, for the purpose of:

1.	Electing six directors to serve until the 2003 annual meeting of stockholders and until their successors have been elected and qualified;

2.	Acting on a proposal to appoint Arthur Andersen LLP as auditors for the 2002 fiscal year;

3.	Transacting such other business as may properly come before the meeting.

     The board of directors has fixed the close of business on October 26, 2001, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

     The holders of a majority of the Corporation’s issued and outstanding common stock, present in person or represented by proxy, will constitute a quorum.

     All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting in person, please sign and date the enclosed proxy and return it promptly so that your stock may be voted. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors

Joseph G. Hill
Executive Vice President, Operations and Secretary

Louisville, Kentucky
November 5, 2001

DMI FURNITURE, INC.

One Oxmoor Place
101 Bullitt Lane
Louisville, Kentucky 40222

PROXY STATEMENT FOR ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD DECEMBER 13, 2001

     This proxy statement is furnished in connection with the solicitation by the board of directors of DMI Furniture, Inc. (the “Corporation”), of proxies in the accompanying form for use at the annual meeting of stockholders to be held on December 13, 2001 and at any adjournment thereof.

     This proxy statement and accompanying form of proxy were first sent or given to stockholders on or about November 5, 2001.

VOTING

     The board of directors has fixed the close of business on October 26, 2001, as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting. On that date, there were 4,278,008 shares of the Corporation’s common stock issued and outstanding. Each share of common stock is entitled to one vote on all matters coming before the annual meeting. Stockholders may not vote cumulatively in the election of directors. A majority of the outstanding shares of common stock will constitute a quorum.

     Shares of common stock represented by properly executed proxies received before the closing of the polls at the annual meeting will be voted as directed by the stockholders, unless revoked as described below. Under Delaware law, proxies marked as abstentions are not counted as votes cast. In addition, shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast. If no instructions are given, shares represented by executed but unmarked proxies will be voted FOR election of the individuals nominated as directors and FOR approval of the other proposal being submitted to the Corporation’s stockholders at the annual meeting. If any other matter is brought before the annual meeting, shares represented by proxies will be voted by the proxy holders as directed by a majority of the board of directors.

     A stockholder who completes and returns the proxy that accompanies this proxy statement may revoke that proxy at any time before the closing of the polls at the annual meeting. A stockholder may revoke a proxy by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of the Corporation at the Corporation’s main office address at any time before the annual meeting. Stockholders may also revoke proxies by delivering a duly executed proxy bearing a later date to the inspector of election at the annual meeting before the closing of the polls, or by attending the annual meeting and voting in person. The presence of a stockholder at the annual meeting will not automatically revoke the stockholder’s proxy.

PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table presents information as of October 26, 2001, relating to the common stock beneficially owned by the Corporation’s directors and executive officers, by nominees for election as directors, and by persons known by the Corporation to be the beneficial owners of more than five percent of the common stock, the Corporation’s only class of outstanding stock.

Shares
Name & Address of	Beneficially		Percentage
Beneficial Owner	Owned		of Class (1)

Donald D. Dreher	696,586	(2)	14.7%
One Oxmoor Place 101 Bullitt Lane Louisville, KY 40202

Hillson Partners Limited Partnership	389,740		9.1%
Daniel H. Abramowitz 6900 Wisconsin Avenue Suite 501 Bethesda, MD 20815

Wilen Management Company, Inc.	280,631		6.6%
2360 West Joppa Road, Suite 226 Lutherville, MD 21093

LBR&M Associates, L.P.	234,590	(3)	5.5%
David M. Martin 681 Andersen Drive Foster Plaza 6 Pittsburgh, PA 15220

Joseph G. Hill	157,968	(4)	3.6%
One Oxmoor Place 101 Bullitt Lane Louisville, KY 40222

Thomas M. Levine	30,094	(5)	*

W. Howard Armistead	8,510	(6)	*

Phillip J. Keller	- -		- -

All directors and	1,517,488	(7)	31.0%
executive officers as a group (7 persons)

*	Indicates less than 1% of class.

(1)	In determining the percentage of class, shares of common stock subject to currently exercisable options are deemed outstanding for computing the percentage of class of the person holding such options but are not deemed outstanding for computing the percentage of class of any other person.

(2)	Includes exercisable stock options for 445,093 shares.

(3)	Includes 227,245 shares held by LBR&M Associates, L.P. for which Mr. Martin is general partner, exercisable stock options for
6,500 shares, and 845 shares held by other entities for which Mr. Martin has sole or shared voting and investment power.

(4)	Represents exercisable stock options.

(5)	Includes exercisable stock options for 4,500 shares.

(6)	Includes exercisable stock options for 3,000 shares.

(7)	Includes exercisable stock options for an aggregate of 617,061 shares.

ELECTION OF DIRECTORS

     The Corporation’s board of directors currently consists of six directors. Directors are elected by holders of common stock for a one-year term. To be elected, a nominee must receive a plurality of the votes cast in the election at the annual meeting.

     The board of directors knows of no reason why the nominees might be unwilling or unable to serve. However, if a nominee becomes unavailable or unable to serve before the election of directors, the board of directors reserves the right to make a substitution for that nominee, and the board’s proxy holders will vote the shares represented by the proxies they hold for the election of the substitute nominee unless authority to do so is withheld.

Nominees

     The following persons have been nominated by the board of directors for election as directors:

     Donald D. Dreher, age 52, has served as President and Chief Executive Officer of the Corporation since 1986 and as a director since 1980. Mr. Dreher is Past President of the American Furniture Manufacturers Association and of the American Furniture Hall of Fame. Mr. Dreher has served in various executive capacities with the Corporation since 1977. Before joining the Corporation, he was Corporate Systems Manager for Filtrol Corporation, which produces products for the mining and oil and gas industries.

     Joseph G. Hill, age 51, was appointed as Executive Vice President, Operations in August 2000 and continues to serve as Secretary. Mr. Hill had served as Vice President-Finance, Chief Financial Officer, Treasurer, and Secretary of the Corporation since 1986, and was elected to the board of directors in September 1993. Mr. Hill has served in various executive capacities with the Corporation since 1984. He is Past President of the American Furniture Manufacturers Association Finance Division. Before joining the Corporation, Mr. Hill was employed by Meidinger, Inc., now William M. Mercer, Incorporated, a subsidiary of Marsh McLennan, Inc., a national management consulting firm, where he held the positions of Vice President, Treasurer, and Consultant.

     Thomas M. Levine, age 52, has been a director since 1984. Mr. Levine is an independent management consultant. Previously, he served for more than five years as Executive Vice President of

Fostin Capital Company LLC, which originated and participated in venture capital ventures and leveraged buy-outs on behalf of itself, its clients, and affiliates.

     David M. Martin, age 46, has been a director since 1998. Mr. Martin is President of Foster Holdings, Inc. which manages a private investment partnership owned by the Foster family, located in Pittsburgh, Pennsylvania. Foster Holdings, Inc. holds a diversified portfolio and invests in both traditional and non-traditional investments. Mr. Martin is also the general partner of LBR&M Associates, L.P., a private investment partnership.

     W.     Howard Armistead, age 54, has been a director of the Corporation since February 2000. Mr. Armistead is Managing Director of Mann, Armistead & Epperson, Ltd., an investment bank and advisory firm for companies ranging in value from $5 million to $300 million.

     Daniel H. Abramowitz, age 37, has been President of Hillson Financial Management, Inc., a private investment management company, since its formation in 1990. Mr. Abramowitz is a director of TransTechnology Corporation, a manufacturer of specialty fastener and aerospace products, and Response USA, Inc., which markets, installs and monitors personal response systems.

Executive Officers

     The Corporation’s three executive officers are Donald D. Dreher and Joseph G. Hill, each of whom is also a director, and Phillip J. Keller.

     Phillip J. Keller, age 35, was appointed as Vice President, Finance, Chief Financial Officer and Treasurer in September 2000. From 1995 until joining the corporation, Mr. Keller served as Director of Financial Services for Nice-Pak Products, Inc., a leading international manufacturer of pre-moistened wipes for the consumer products industry. Before 1995 Mr. Keller worked in various financial capacities for Fairfield Manufacturing Company, Inc., a manufacturer of high precision custom gears and planetary gear systems. Mr. Keller is a certified public accountant.

BOARD COMMITTEES AND MEETINGS

     The Audit Committee is comprised of directors Armistead, Abramowitz and Martin, each of whom is “independent,” within the meaning of the rules of the Nasdaq Stock Market. The Audit Committee met four times during fiscal 2001. The principal duties of the Audit Committee are described below under “Report of the Audit Committee” and in its charter, which is attached as Appendix A to this proxy statement.

     The Compensation/Stock Option Committee, consisting of directors Armistead, Abramowitz and Martin, reviews and negotiates employment and compensation arrangements with the executive officers of the Corporation and administers the Corporation’s incentive stock compensation plans for employees. It met twice during fiscal 2001.

     The Long Range Planning Committee, consisting of director Levine and members of Corporation’s executive management team, reviews the long-term direction of the Corporation and advises the board of directors with respect to strategic issues. The committee met twice during fiscal 2001.

     The Corporation does not have a standing nominating committee. The board of directors selects nominees for election as directors.

     During fiscal 2001, the board of directors met seven times. All directors attended 100% of the board and applicable committee meetings.

Stockholder Nomination Procedures

     Section 2.11 of the Corporation’s bylaws sets forth the procedures by which stockholders may nominate candidates for election to the board of directors. To nominate a candidate, a stockholder must deliver written notice to the Corporation’s principal executive offices not fewer than 60 days, nor more than 90 days, before the scheduled date of a meeting. If, however, stockholders receive fewer than 70 days notice or prior public disclosure of the date of the meeting, the stockholder’s notice will be timely if delivered to the Corporation’s offices not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the stockholder’s meeting was mailed or the day on which the date of the meeting was publicly disclosed.

     To nominate a candidate, a stockholder’s notice must set forth the following information.

(1)	as to each person whom the stockholder proposes to nominate for election or reelection as a director:

•	the person’s name, age, business address and residence address;

•	the person’s principal occupation or employment;

•	the class and number of shares of the Corporation beneficially owned by the person on the date of the stockholder’s notice, and

•	any other information about the person that would be required to be disclosed in a proxy statement for the election of directors under federal securities laws, including the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

(2)	as to the stockholder giving the notice:

•	the name and address, as they appear on the Corporation’s books, of the nominating stockholder and any other stockholders known by the nominating stockholder to be supporting the nominees, and

•	the class and number of shares of the Corporation beneficially owned on the date of the notice by the nominating stockholder and by any other stockholders known by the nominating stockholder to be supporting the nominees.

REPORT OF THE AUDIT COMMITTEE

     The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the board of directors (a copy of which is attached to this proxy statement as Appendix A) include providing oversight to the Corporation’s financial reporting process through periodic meetings with the Corporation’s independent auditors and management to review accounting, auditing, internal controls, and financial reporting matters. The management of the Corporation is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Corporation’s senior management, including senior financial management, and its independent auditors.

     We have reviewed and discussed with senior management the Corporation’s audited financial statements included in the 2001 Annual Report to shareholders. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States.

     We have discussed with Arthur Andersen LLP, the Corporation’s independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires the Corporation’s independent auditors to provide us with additional information regarding the scope and results of their audit of the Corporation’s financial statements with respect to (i) their responsibility under auditing standards generally accepted in the United States, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

     We have received from Arthur Andersen LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Arthur Andersen LLP and the Corporation that in its professional judgment may reasonably be thought to bear on independence.

     Arthur Andersen LLP has discussed its independence with us and has confirmed in such letter that, in its professional judgment, it is independent of the Corporation within the meaning of the federal securities laws. The Audit Committee has advised the Corporation it has determined that the non-audit services rendered by the Corporation’s independent auditors during the Corporation’s most recent fiscal year are compatible with maintaining the independence of such auditors.

     Based on the review and discussions described above with respect to the Corporation’s audited financial statements included in the Corporation’s 2001 Annual Report to Shareholders, we have recommended to the board of directors that such financial statements be included in the Corporation’s Annual Report on Form 10-K.

     As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Corporation’s independent auditors. In giving the Committee’s recommendation to the board of directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (ii) the report of the Corporation’s independent auditors with respect to such financial statements.

AUDIT COMMITTEE Howard Armistead, Chairman Daniel H. Abramowitz David M. Martin

REPORT OF THE COMPENSATION/STOCK OPTION COMMITTEE

     The duties of the Compensation/Stock Option Committee of the board of directors are (1) to review and determine the total compensation of the executive officers and other key employees and (2) administer the stock-related employee plans. The Committee is composed of three independent non-employee directors who are not eligible to participate in any of the Corporation’s compensation programs for its executive officers.

Compensation Philosophy

     The executive compensation policy is to motivate executive officers and key employees to achieve the Corporation’s long-term strategic objectives and to align the interests of executive officers and key employees with the long-term interests of the stockholders. The intent of the policy is to pay for performance so that each executive’s total compensation relates directly to the Corporation’s performance. In establishing compensation polices, the Committee considers the responsibilities of executive officers for setting the Corporation’s overall strategic policies and the Corporation’s success in keeping pace with innovations in manufacturing, distribution and marketing as the furniture industry rapidly evolves into an increasingly global industry.

     In 1986 Donald D. Dreher and Joseph G. Hill became the executive officers of a highly leveraged entity that had incurred substantial losses since 1977. They implemented a strategy to return to profitability by liquidating unprofitable subsidiaries and focusing the Corporation’s operations on manufacturing and marketing wood office and residential furniture for distribution by large, fast-growing retailers. Since then the Corporation has reported 15 consecutive years of profitable results and net income totaling more than $23 million.

     In light of the Corporation’s tenuous financial position in fiscal 1986 and subsequent years, the Committee structured executive compensation packages to pay incentives in cash for achievement of earnings and cash management goals. As the Corporation’s financial condition improved, the Committee increased the emphasis on providing senior management with an equity interest in the Corporation through awards of stock-based incentive compensation. As the equity interest of its executive officers has increased in recent years, the Committee has elected to no longer include a stock bonus in the employment agreements with its executives, while retaining the discretion to award equity-based incentive compensation in the form of stock options.

     During the past three years the Corporation’s strategic plan has focused on DMI’s transformation from a domestic manufacturer to a global manufacturing, distribution and marketing company. In connection with that plan, despite an industry downturn, the Corporation has achieved the following strategic objectives:

•	Restructured the Corporation into separate operating divisions that focus directly on the markets and distribution channels they serve.

•	Established two new furniture lines, Home Styles and Wynwood, which have provided profitable growth during the past three years.

•	Increased the global sourcing of products and established offices in the source countries to better manage the supply chain and the quality of products manufactured to the Company’s specifications.

•	Developed and implemented an information and logistics system designed to improve order fulfillment and inventory management and create new product opportunities for customers.

•	Restructured and downsized its domestic manufacturing operations to increase efficiency, reduce operating expense, and focus on higher margin products. The closing of the Ferdinand, Indiana plant in the fourth quarter of 1999 has been accretive to earnings. The Corporation committed to discontinuing the manufacture of promotional bedroom furniture in the fourth quarter of 2001, resulting in an $0.11 per share restructuring charge. Management believes this action will also be accretive to earnings in the future.

     In fiscal 2001, the Corporation’s results reflect the difficult economic environment for the furniture industry in general. Net income, before the restructuring charge, was $0.31 per share for fiscal 2001 compared to $0.60 for fiscal 2000. This represented a decrease in net income of 48% from fiscal 2000, when the Corporation reported record sales and net income.

Compensation

     Executive compensation consists of three components: base salary, bonuses and long-term incentive compensation. The overall structure of each executive officer’s compensation package is set forth in an employment agreement with the Corporation, generally for a multi-year term. See “Employment Agreements.”

     Base Salaries

     At the beginning of each fiscal year, the Committee reviews the base salary of each executive officer and key employee for the prior fiscal year in light of the Corporation’s overall earnings and sales performance for the fiscal year, furniture industry conditions generally, changes in the cost of living and the Committee’s evaluation of the individual executive’s responsibilities. The Committee may then increase or make no change in the executive’s base salary for the new year, based on its subjective evaluation of the foregoing factors. Annual increases in base salary during fiscal 2001 averaged 2.9%.

     Bonuses

     Each of the three executive officers can earn an annual bonus based on the Corporation’s achievement of specific performance criteria, including net income targets. Each executive officer has an individual bonus formula in which the bonus increases upon attainment of progressively higher performance goals, subject to minimum and maximum thresholds, creating a consistent incentive for the executive to maximize corporate performance. The cash bonuses earned by the executive officers represented approximately 15.0% of the Corporation’s adjusted net pre-tax income for fiscal 2001.

     Long-term Incentive Compensation

     The Corporation’s primary incentive for long-term performance has been stock options granted under its employee stock incentive plans. The Committee believes that stock options are an excellent means of aligning the interests of its key employees with those of shareholders by providing awards intended to reward option recipients for the Corporation’s long-term growth. The Committee did not award options to its executive officers for fiscal 2001. The Corporation’s 1993 Long-Term Incentive Stock Plan for Employees also gives the Compensation Committee flexibility to structure other forms of stock-based incentive compensation. The Committee has eliminated formula stock bonus awards based on adjusted net pre-tax income from employment agreements with its executives.

     Mr. Dreher’s base salary was set at $295,000 on April 26, 2000. Mr. Dreher earned a cash bonus equal to 13.0% of the Corporation’s adjusted pre-tax net income for fiscal 2001 under a formula in his employment agreement. The Corporation’s adjusted pre-tax net income decreased 48% from fiscal 2000, and Mr. Dreher’s cash bonus represents a 65% decrease from the value of the combined cash and stock bonus earned in fiscal 2000. Mr. Dreher did not receive an equity-based compensation award for fiscal 2001 because the Committee felt his 14.7% beneficial ownership following prior option grants and stock bonuses under prior employment agreements provided a sufficient long-term incentive and met the objectives of the equity component of the Corporation’s overall compensation plan. See “Employment Agreements.”

COMPENSATION/STOCK OPTION COMMITTEE

David M. Martin, Chair W. Howard Armistead Daniel H. Abramowitz

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Corporation for the last three fiscal years to the Corporation’s Chief Executive Officer and the most highly compensated executive officers who received total cash and cash-equivalent of more than $100,000 during fiscal 2001.

Summary Compensation Table

					Long Term
		Annual Compensation			Compensation

					Awards

					Securities
Name and Principal	Fiscal			Other Annual	Underlying	All Other
Position	Year	Salary	Bonus	Compensation	Options/SARS (#)	Compensation

			(1)	(2)		(3)

Donald D. Dreher	2001	$295,000	$296,605	$-0-	-0-	$3,789
President and Chief	2000	285,070	821,233	-0-	-0-	3,381
Executive Officer	1999	275,000	413,219	-0-	-0-	3,167
Joseph G. Hill	2001	$190,000	$37,000	$-0-	-0-	$3,388
Executive Vice	2000	175,000	103,500	-0-	-0-	3,438
President,	1999	175,083	116,087	-0-	-0-	3,333
Operations and Secretary
Phillip J. Keller(4)	2001	$108,000	$9,250	$-0-	-0-	$1,713
Vice President, Finance; Chief Financial Officer And Treasurer

(1)	The following table shows the cash and stock bonuses paid to the named executive officers for each year under the terms of their employment agreements. See “Executive Compensation — Employment agreements.”

			Stock Bonus
	Fiscal	Cash
	Year	Bonus	Number of Shares	Value at Grant	Total

Mr. Dreher	2001	$296,605	$-0-	$-0-	$296,605
	2000	515,526	122,282	305,707	821,233
	1999	259,397	64,767	153,822	413,219
Mr. Hill	2001	$37,000	$-0-	$-0-	$37,000
	2000	103,500	-0-	-0-	103,500
	1999	79,812	15,274	36,275	116,087
Mr. Keller	2001	$9,250	-0-	-0-	$9,250

(2)	Certain prerequisites provided to each of the named executive officers totaled less than 10 percent of each officer’s total salary and bonus.

(3)	All amounts represent the Corporation’s contributions to its defined contribution plan.

(4)	Mr. Keller joined the Corporation in September, 2000.

Stock Option Grants

     No stock options were awarded to the Chief Executive Officer and the other named executive officers during the last three fiscal years.

     The following table sets forth certain information regarding options exercised by the Chief Executive Officer and the named executive officers during fiscal 2001 and unexercised stock options held by them as of September 1, 2001.

Aggregated Option Exercises in Fiscal 2001 and Year-End Stock Option Values

	Shares		Number of Securities	Value of Unexercised
	Acquired	Value	Underlying Unexercised	In-the-Money
	On Exercise	Realized	Options/SARs at 9/1/2001	Options/SARs at 9/1/2001
Name	#	($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Donald D. Dreher	-0-	$-0-	445,093/-0-	($122,650)/$0
Joseph G. Hill	-0-	-0-	157,968/-0-	($27,861)/$0
Phillip J. Keller	-0-	-0-	-0-	-0-

(1)	Market value of underlying securities at year-end, minus the exercise or base price.

Employment Agreements

     The Corporation currently has employment agreements with Messrs. Dreher and Hill. The employment agreements generally have one- or two-year terms and may be extended by the board of directors. The employment agreements provide for base salary, a bonus related to the Corporation’s performance (as more fully described below), certain perquisites, and other benefits generally available to the Corporation’s employees. If the executive officer’s employment with the Corporation terminates for any reason other than expiration of the employment agreement, death, illness or disability, for cause (as defined), or voluntary cessation by the officer, the employment agreement entitles the officer to the balance of his base salary plus a pro rata portion of the cash bonus the officer would have earned during the year of termination. The employment agreements also contain a noncompetition covenant for one year if employment terminates for any of the reasons listed in the preceding sentence.

     Mr. Dreher’s employment agreement expires August 31, 2002 and provides for an initial annual salary of $295,000, which will be reviewed annually. For fiscal 2001, Mr. Dreher earned an annual cash bonus of $296,605 under a formula based on the Corporation’s adjusted net pre-tax income. “Adjusted net pre-tax income” means the Corporation’s pre-tax income stated in its audited financial statements, excluding (a) dividends on preferred stock, (b) interest expense incurred to finance redemption payments to holders of preferred stock, (c) gains or losses from the sale, conversion or disposition of capital assets, (d) reserves for the permanent closure of an operation, (e) gains or losses resulting from non-operational litigation, and (f) charges or credits resulting from the adoption of a change in accounting principle. For fiscal 2002, the cash bonus becomes payable to Mr. Dreher only if the Corporation’s adjusted net pre-tax income totals at least $903,000. The percentage ranges from 10% if the Corporation’s adjusted net pre-tax income totals at least $903,000 to 20% if the Corporation’s adjusted net pre-tax income totals $5,419,000 or more, with a maximum bonus of $1,100,000.

     For fiscal year 1999 and 2000, Mr. Dreher earned stock bonuses of 64,767 and 122,282 shares, respectively, or $153,822 and $305,707. Beginning with fiscal year 2001, Corporation’ stock bonus has been discontinued. Mr. Dreher will be eligible to receive awards of options or other stock-based incentive compensation at the discretion of the Committee.

     Mr. Hill’s employment agreement expires on September 1, 2003. It provides for a minimum salary of $200,000 per year during the period between September 1, 2001 and August 31, 2002, and a minimum salary of $225,000 per year during the period between September 1, 2002 and August 31, 2003. For fiscal year 2002 and 2003, Mr. Hill can earn an annual cash bonus of up to $140,000 based on the Corporation’s attainment of specified adjusted net pre-tax income, return on assets, and revenue growth targets.

Severance Agreements

     The Corporation has entered into severance agreements with Donald D. Dreher and Joseph G. Hill to provide an additional incentive for Messrs. Dreher and Hill to remain in the employ of the Corporation in the event or possibility of a change in control of the Corporation. These severance agreements were not entered into because of any belief by management that a change in control of the Corporation was imminent.

     The initial three-year term of the severance agreements began January 1, 1988 and automatically renew for additional three-year periods unless the Corporation gives notice not later than September 30th of the year preceding expiration that it does not wish to extend the severance agreement. The severance agreements have been automatically renewed through December 31, 2005.

     The severance agreements provide for the payment of compensation to the covered executives (a) upon the termination of the executive’s employment other than for cause after a change in control of the Corporation, as defined in the severance agreement, occurs; (b) if a change in control of the Corporation occurs within nine months after such termination; or (c) if the executive terminates his employment after the 60-day period immediately following a change in control.

     Compensation to be paid under the severance agreements includes (a) the unpaid balance of the executive’s base salary through the date of termination; (b) an amount equal to three times the executive’s annual base salary (present valued to a lump sum) plus the most recent cash bonus paid to the executive; and (c) all legal fees and expenses incurred by the executive resulting from termination. However, the amount of compensation to be paid under the Severance Agreement will be reduced, if necessary, to $1.00 below the amount of benefits that the Corporation can properly deduct under Section 280G(a) of the Internal Revenue Code. If the executive dies or terminates his own employment for any reason within the 60-day period immediately following a change in control, the Corporation will pay the executive his full base salary through the date of termination plus all other compensation to which he is entitled under any plan, agreement or arrangement of the Corporation, and the Corporation will have no further obligations to the executive under the severance agreement. The executives will not be required to seek other employment, and compensation will not be reduced by any income received from other sources.

Compensation of Directors

     The Corporation’s nonemployee directors receive a retainer of $1,500 per month plus $1,350 for each board meeting attended. In addition, nonemployee directors who attend an Audit or Compensation/ Stock Option Committee meeting receive $200 per meeting, and each committee chairman receives an additional $200 per meeting. Nonemployee members of the Long Range Planning Committee receive $850 per meeting attended. All directors were reimbursed for travel expenses to attend board or committee meetings.

     In addition to the director retainer and meeting attendance fees, Mr. Levine receives $10,000 per quarter, plus reimbursement for out-of-pocket expenses, for providing consulting services to the Corporation in connection with long-term planning and strategic initiatives.

     Under the Corporation’s Compensation and Deferral Plan for Outside Directors, a minimum of one-third of the total monthly retainer for the year (or more at the director’s option) is paid at the end of the fiscal year in the form of shares of common stock, valued at the closing bid price for the common stock on the last trading day of the fiscal year. For fiscal 2001, the stock portion of the monthly retainer was valued at $1.46 per share. Messrs. Levine, Martin and Armistead each received 4,110 shares. Mr. Abramowitz received 2,940 shares of common stock for the portion of fiscal 2001 after he became a director in December 2000.

     Under the Corporation’s stock option plan for independent directors, each nonemployee director automatically received an option for 1,000 shares on the March 15th next following initial election and an option for 1,000 shares on the March 15 following election in each subsequent year. Nonemployee directors in office on May 5, 1987 received an initial option for 5,000 shares plus 1,000 shares for each year in office before 1987. The board of directors had no discretion with respect to awards under the Program.

     All options granted under the director option program have an exercise price equal to the closing bid price for the common stock on the Nasdaq SmallCap Market on the date of the grant of the options. The exercise price for the options granted on March 15, 2001, was $2.00 per share. Options become exercisable with respect to one-half of the shares on the first anniversary of the grant and fully exercisable on the second anniversary of the grant.

Common Stock Performance

     The following graph illustrates the cumulative total return to stockholders for the five-year period ended August 31, 2001 for the Corporation’s common stock, the Nasdaq Stock Market (U.S.) Index, and a peer group of eight comparable furniture manufacturers.

	Cumulative Total Return

	8/96	8/97	8/98	8/99	8/00	8/01
DMI FURNITURE, INC	100.00	169.64	164.29	132.14	146.46	83.43
NASDAQ STOCK MARKET-US	100.00	139.49	131.81	244.89	374.16	160.03
PEER GROUP	100.00	127.77	151.31	163.36	131.33	138.30

     The graph above assumes $100 was invested on August 31, 1996 in the Corporation’s common stock, the Nasdaq Stock Market (U.S.) Index and the stock of the peer group companies (on a market-capitalization-weighted basis), and assumes reinvestment of dividends. Figures shown are for years ended August 31. The peer group companies are Bassett Furniture Industries, Inc., Bush Industries, Inc., Chromcraft Revington, Inc., La-Z-Boy Inc., Rowe Companies, and Stanley Furniture, Inc. The peer group excludes Ladd Furniture, Inc. and Pulaski Furniture Corporation, which had been included in the Corporation’s peer group in prior proxy statements. Ladd Furniture was acquired by La-Z-Boy, Inc. on January 31, 2000. Pulaski Furniture Corporation ceased to be publicly traded upon its acquisition by a private investment group on May 12, 2000.

PROPOSAL TO APPOINT AUDITORS

     The board of directors, with the recommendation of the Audit Committee, has appointed Arthur Andersen LLP as the Corporation’s auditors for the 2002 fiscal year. Stockholder ratification of the appointment is not required by law or by the Corporation’s by-laws, but the board of directors is submitting the appointment for ratification in the belief that it is good practice to do so. Approval of the appointment requires the affirmative vote of a majority of the shares of common stock present and voting on the proposal. Abstentions will have the same effect as a vote against the proposal; and broker nonvotes will not be counted. The board of directors will reconsider the appointment if it is not ratified. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer questions that might be presented at the meeting.

Audit Fees

     The Corporation estimates that the aggregate fees billed by its independent auditors for professional services rendered in connection with (i) the audit of the Corporation’s annual financial statements set forth in the Corporation’s Annual Report on Form 10-K for the year ended September 1, 2001, and (ii) the review of the Corporation’s quarterly financial statements in its three Quarterly Reports on Form 10-Q for fiscal 2001 were $62,000.

Hardware or Software Systems Assistance

     The Corporation paid no fees in this category for the most recent fiscal year.

All Other Fees

     The Corporation estimates that the aggregate fees for all other services rendered by its independent auditors for the Corporation’s most recent fiscal year were $32,000. These fees consist mainly of tax return preparation and related tax assistance and pension plan audits

GENERAL

Stockholder Proposals for 2003 Annual Meeting

     If a proposal of a security holder for the 2003 annual meeting of stockholders is to be included in the Corporation’s proxy statement for that year, it must be received by the Corporation no later than July 5, 2002. A stockholder proposal will be considered untimely unless written notice of the matter in accordance with the by-laws and addressed to the Corporation’s Secretary is delivered to the Corporation at its corporate offices at least 60 days before the date of the 2003 annual meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Corporation’s executive officers and directors and persons who own more than 10% of the Corporation’s common stock to file reports of ownership and changes in ownership of the common stock with the Securities and Exchange Commission. These reporting persons are required by SEC regulations to furnish the Corporation with copies of all Section

16(a) forms that they file. Based solely on its review of the copies of such forms received or written representations from its reporting persons, the Corporation believes that during fiscal 2001, all of the reporting persons other than Joseph G. Hill complied with all applicable filing requirements. One report filed by Mr. Hill, covering four transactions by a member of his immediate family, was untimely.

Proxy Solicitation Expenses

     All expenses of preparing, printing, mailing, and delivering the proxy and all materials used in the solicitation of proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegraph by directors, officers and other employees of the Corporation, none of whom will receive additional remuneration. The Corporation will also request brokerage houses, custodians, and nominees to forward soliciting materials to the beneficial owners of the Corporation’s common stock held of record by them and will pay reasonable expenses of these persons for forwarding these soliciting materials.

Other Business

     Management knows of no business that will be presented at the annual meeting other than the election of directors and the ratification of its auditors. However, if other matters come before the annual meeting, the proxy holders intend to vote upon the matters as directed by a majority of the board of directors.

     Please complete, sign and return the enclosed proxy promptly. For your convenience, a return envelope is enclosed which requires no postage if mailed in the United States.

BY ORDER OF THE BOARD OF DIRECTORS

Joseph G. Hill, Executive Vice President, Operations and Secretary

Louisville, Kentucky
November 2, 2001

APPENDIX A

DMI FURNITURE, INC.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I.     PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the corporation’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

•	Review and appraise the audit efforts of the Corporation’s independent accountants and internal auditing department.

•	Provide an open avenue of communication among the independent accountants, financial and senior management, and the Board of Directors.

The audit committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this Charter.

II.     COMPOSITION

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

     The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board, any regular Board meeting, or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporations financials consistent with IV.2 and 3 below.

IV.     RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

1.	Review and update this Charter periodically, at least annually, as conditions dictate.

2.	Review the organization’s annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

3.	Review with financial management and the independent accountants the 10-Q prior to its filing or prior to the release of earnings.

Independent Accountants

4.	Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountant’s independence.

5.	Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

6.	Periodically consult with the independent accountants about internal controls and the fullness and accuracy of the organization’s financial statements.

Financial Reporting Process

7.	In consultation with the independent accountants and the internal auditors, review the integrity of the organization’s financial reporting processes, both internal and external.

8.	Consider the independent accountants’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

DMI FURNITURE, INC. (“DMI”)

Proxy for 2001 Annual Meeting of
Stockholders

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Donald D. Dreher and Joseph G. Hill, or either of them (with full power to act alone), my proxy, with full power of substitution, to represent me and vote all of the stock of DMI held of record or which I am otherwise entitled to vote, at the close of business on October 26, 2001, at the annual meeting of its stockholders to be held at The Brown Hotel, Fourth and Broadway, Louisville, Kentucky on Thursday, December 13, 2001, at 10:00 a.m., local time, and at any adjournments thereof, with all the powers the undersigned would possess if personally present, as follows:

1.	ELECTION OF DIRECTORS.

	______	FOR Daniel H. Abramowitz, W. Howard Armistead, Donald D. Dreher, Joseph G. Hill, Thomas M. Levine, and David M. Martin, the nominees (except as listed below)

	______	WITHHOLD AUTHORITY to vote for the nominees.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee’s name on the line below.) _______________________________________________________________

2.	AUDITORS. Appointment of Arthur Andersen LLP as auditors for the 2002 fiscal year:

________FOR _________AGAINST ________ABSTAIN

3.	OTHER BUSINESS. In their discretion, the proxies are authorized to act upon such other matters as may properly be brought before the annual meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED IN ITEM 1 AND “FOR” ITEM 2.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED AND IN ACCORDANCE WITH THE ACCOMPANYING PROXY STATEMENT. IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED IN ITEM 1 AND “FOR” ITEM 2.

Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated____________________, 2001	_____________________________________________________________ Signature

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.	_____________________________________________________________ Additional signature, if held jointly